EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the use of our report incorporated by reference herein and to the reference to our firm under the headings “Summary Historical Financial and Operating Data” and “Experts” in the prospectus. Our report refers to the Company’s adoption, effective January 1, 2002, of Statement of Financial Accounting Standards No. 142, “Accounting for Goodwill and Other Intangible Assets.”

/s/ KPMG LLP

Atlanta, GA
October 27, 2003